FCPT Announces Third Quarter 2024 Financial and Operating Results

MILL VALLEY, CA – October 30, 2024 / Business Wire – Four Corners Property Trust, Inc. (“FCPT” or the “Company”, NYSE: FCPT) today announced financial results for the three and nine months ended September 30, 2024.

Management Comments

“FCPT returned to accretively growing the portfolio in the third quarter and is continuing to add to the pipeline with vigor. While we slowed acquisitions in late 2023, we remained prepared to enter the market when conditions improved,” said CEO Bill Lenehan. “We anticipate 2024 will remain busy with new acquisitions through year end. After raising $224 million of equity since July, we believe our balance sheet is in excellent shape to support renewed AFFO growth going forward.”

Rent Collection Update

As of September 30, 2024, the Company has received rent payments representing 99.8% of its portfolio contractual base rent for the quarter ending September 30, 2024.

Financial Results

Rental Revenue and Net Income Attributable to Common Shareholders

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Rental revenue for the third quarter increased 3.7% over the prior year to $59.3 million. Rental revenue consisted of $58.7 million in cash rents and $0.5 million of straight-line and other non-cash rent adjustments.

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Net income attributable to common shareholders was $25.6 million for the third quarter, or $0.27 per diluted share. These results compare to net income attributable to common shareholders of $24.2 million for the same quarter in the prior year, or $0.27 per diluted share.

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Net income attributable to common shareholders was $74.3 million for the nine months ended September 30, 2024, or $0.80 per diluted share. These results compare to net income attributed to common shareholders of $70.9 million for the same nine-month period in 2023, or $0.80 per diluted share.

Funds from Operations (FFO)

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NAREIT-defined FFO per diluted share for the third quarter was $0.41, representing flat results compared to the same quarter in 2023.

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NAREIT-defined FFO per diluted share for the nine months ended September 30, 2024 was $1.23, representing a $0.03 per share increase compared to the same nine-month period in 2023.

Adjusted Funds from Operations (AFFO)

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AFFO per diluted share for the third quarter was $0.43, representing a $0.01 per share increase compared to the same quarter in 2023.

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AFFO per diluted share for the nine months ended September 30, 2024 was $1.29, representing a $0.05 per share increase compared to the same nine-month period in 2023.

General and Administrative (G&A) Expense

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G&A expense for the third quarter was $5.8 million, which included $1.8 million of stock-based compensation. These results compare to G&A expense in the third quarter of 2023 of $5.5 million, including $1.5 million of stock-based compensation.

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Cash G&A expense (after excluding stock-based compensation) for the third quarter was $4.0 million, representing 6.9% of cash rental income for the quarter.

Dividends

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FCPT declared a dividend of $0.345 per common share for the third quarter of 2024.

Real Estate Portfolio

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As of September 30, 2024, the Company’s rental portfolio consisted of 1,153 properties located in 47 states. The properties are 99.6% occupied (measured by square feet) under long-term, net leases with a weighted average remaining lease term of approximately 7.3 years.

Acquisitions

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During the third quarter, FCPT acquired 21 properties for a combined purchase price of $70.7 million at an initial weighted average cash yield of 7.2%, on rents in place as of September 30, 2024 and a weighted average remaining lease term of 11.5 years.

Dispositions

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During the third quarter, FCPT did not sell any properties.

Liquidity and Capital Markets

Capital Raising

•
During the third quarter, the Company sold 7,594,019 shares of Common Stock via the at-the-market (ATM) program at an average gross price of $27.30 per share for anticipated gross proceeds of $207.3 million.

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In total since July 1, 2024 through October 30, 2024, FCPT has sold 8,186,571 shares of Common Stock via the ATM at an average gross price of $27.38 per share for anticipated gross proceeds of $224.1 million. As of October 30, 2024, 3,549,299 shares remain to be settled under existing forward sale agreements for anticipated gross proceeds of $100.2 million.

Liquidity

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On September 30, 2024, FCPT had approximately $382 million of available liquidity including $44 million of cash and cash equivalents, anticipated net proceeds of approximately $88 million under existing forward sale agreements and $250 million of capacity under the fully undrawn revolving credit facility. Including October equity issuance, FCPT had $393 million of available liquidity.

Credit Facility and Unsecured Notes

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On September 30, 2024, FCPT had $1,140 million of outstanding debt, consisting of $515 million of term loans and $625 million of unsecured fixed rate notes and no outstanding revolver balance. FCPT’s leverage, as measured by the ratio of net debt to adjusted EBITDAre, is 5.3x at quarter-end, or 4.9x inclusive of outstanding equity under forward sales agreements as of September 30, 2024.

Conference Call Information

Company management will host a conference call and audio webcast on Thursday, October 31 at 11:00 a.m. Eastern Time to discuss the results.

Interested parties can listen to the call via the following:

Phone: 1 833 470 1428 (domestic) or 1 404 975 4839 (international), Call Access Code: 363244

Live webcast: https://events.q4inc.com/attendee/716655745

In order to pre-register for the call, investors can visit https://www.netroadshow.com/events/login?show=bdd4c743&confId=72137

Replay: Available through January 29, 2025 by dialing 1 866 813 9403 (domestic) or 1 929 458 6194 (international), Replay Access Code 205606

About FCPT

FCPT, headquartered in Mill Valley, CA, is a real estate investment trust primarily engaged in the ownership, acquisition and leasing of restaurant and retail properties. The Company seeks to grow its portfolio by acquiring additional real estate to lease, on a net basis, for use in the restaurant and retail industries. Additional information about FCPT can be found on the website at fcpt.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding the Company’s intent, belief or expectations, including, but not limited to, statements regarding: operating and financial performance, announced transactions, expectations regarding the making of distributions and the payment of dividends, and the effect of pandemics on the business operations of the Company and the Company’s tenants and their continued ability to pay rent in a timely manner or at all. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made and, except in the normal course of the Company’s public disclosure obligations, the Company expressly disclaims any obligation to publicly release any updates or revisions to any forward-looking statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any statement is based. Forward-looking statements are based on management’s current expectations and beliefs and the Company can give no assurance that its expectations or the events described will occur as described. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission.

Notice Regarding Non-GAAP Financial Measures:

In addition to U.S. GAAP financial measures, this press release and the referenced supplemental financial and operating report contain and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are included in the supplemental financial and operating report, which can be found in the investor relations section of our website.

Supplemental Materials and Website:

Supplemental materials on the Third Quarter 2024 operating results and other information on the Company are available on the investors relations section of FCPT’s website at investors.fcpt.com.

FCPT

Bill Lenehan, 415-965-8031
CEO
Patrick Wernig, 415-965-8038

CFO

Four Corners Property Trust

Consolidated Statements of Income

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues:
Rental revenue	$59,288	$57,243	$176,400	$162,267
Restaurant revenue	7,503	7,596	23,337	23,196
Total revenues	66,791	64,839	199,737	185,463
Operating expenses:
General and administrative	5,847	5,498	18,064	17,153
Depreciation and amortization	13,606	13,418	40,418	37,411
Property expenses	2,614	2,916	8,531	8,742
Restaurant expenses	7,029	7,229	21,925	21,721
Total operating expenses	29,096	29,061	88,938	85,027

Interest expense	(12,324)	(12,276)	(36,929)	(32,245)
Other income, net	331	283	721	809
Realized gain on sale, net	-	318	-	2,053
Income tax expense	(90)	89	(203)	(50)
Net income	25,612	24,192	74,388	71,003

Net income attributable to noncontrolling interest	(31)	(31)	(91)	(92)
Net Income Attributable to Common Shareholders	$25,581	$24,161	$74,297	$70,911

Basic net income per share	$0.27	$0.27	$0.80	$0.81
Diluted net income per share	$0.27	$0.27	$0.80	$0.80
Regular dividends declared per share	$0.3450	$0.3400	$1.0350	$1.0200

Weighted-average shares outstanding:
Basic	94,390,037	90,366,861	92,645,482	87,872,205
Diluted	94,877,995	90,595,872	93,061,647	88,105,134

Four Corners Property Trust

Consolidated Balance Sheets

(In thousands, except share data)

	September 30, 2024	December 31, 2023
ASSETS	(Unaudited)
Real estate investments:
Land	$1,289,751	$1,240,865
Buildings, equipment and improvements	1,783,185	1,708,556
Total real estate investments	3,072,936	2,949,421
Less: Accumulated depreciation	(766,401)	(738,946)
Total real estate investments, net	2,306,535	2,210,475
Intangible lease assets, net	118,473	118,027
Total real estate investments and intangible lease assets, net	2,425,008	2,328,502
Real estate held for sale	-	-
Cash and cash equivalents	44,495	16,322
Straight-line rent adjustment	68,095	64,752
Derivative assets	14,495	20,952
Deferred tax assets	1,401	1,248
Other assets	10,850	19,858
Total Assets	$2,564,344	$2,451,634

LIABILITIES AND EQUITY

Liabilities:
Term loan and revolving credit facility ($515,000 and $446,000 of principal, respectively)	$510,760	$441,745
Senior unsecured notes	621,476	670,944
Dividends payable	33,218	31,539
Rent received in advance	13,187	14,309
Derivative liabilities	7,373	2,968
Other liabilities	23,589	30,266
Total liabilities	1,209,603	1,191,771

Equity:
Preferred stock, $0.0001 par value per share, 25,000,000 shares authorized, zero shares issued and outstanding	-	-
Common stock, $0.0001 par value per share, 500,000,000 shares authorized, 96,510,405 and 91,617,477 shares issued and outstanding, respectively	10	9
Additional paid-in capital	1,390,314	1,261,940
Accumulated other comprehensive income	10,792	21,977
Noncontrolling interest	2,172	2,213
Accumulated deficit	(48,547)	(26,276)
Total equity	1,354,741	1,259,863
Total Liabilities and Equity	$2,564,344	$2,451,634

Four Corners Property Trust

FFO and AFFO

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Funds from operations (FFO):
Net income	$25,612	$24,192	$74,388	$71,003
Depreciation and amortization	13,572	13,382	40,312	37,308
Realized gain on sales of real estate	-	(318)	-	(2,053)
FFO (as defined by NAREIT)	$39,184	$37,256	$114,700	$106,258
Straight-line rental revenue	(1,056)	(1,719)	(3,343)	(4,358)
Deferred income tax benefit (1)	(61)	(184)	(153)	(232)
Stock-based compensation	1,815	1,472	5,186	4,798
Non-cash amortization of deferred financing costs	653	592	1,944	1,720
Non-real estate investment depreciation	34	36	106	103
Other non-cash revenue adjustments	511	526	1,563	1,510
Adjusted Funds from Operations (AFFO)	$41,080	$37,979	$120,003	$109,799

Fully diluted shares outstanding (2)	94,992,554	90,710,431	93,176,206	88,219,693

FFO per diluted share	$0.41	$0.41	$1.23	$1.20

AFFO per diluted share	$0.43	$0.42	$1.29	$1.24

(1) Amount represents non-cash deferred income tax benefit recognized at the Kerrow Restaurant Business
(2) Assumes the issuance of common shares for OP units held by non-controlling interest